Exhibit 99.9

LOCK-UP LETTER

July 26, 2024

Morgan Stanley Asia Limited

Level 46, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

China International Capital Corporation Hong Kong Securities Limited

29th Floor, One International Finance Centre

1 Harbour View Street

Central, Hong Kong

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley Asia Limited (“Morgan Stanley”), J.P. Morgan Securities LLC (“J.P. Morgan”) and China International Capital Corporation Hong Kong Securities Limited (“CICC”, together with Morgan Stanley and J.P. Morgan, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with WeRide Inc., an exempted company incorporated in the Cayman Islands (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of American depositary shares (“ADSs”) representing class A ordinary shares, par value US$0.00001 per share, of the Company (the “Ordinary Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, will not cause any direct or indirect affiliate to, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares or securities convertible into or exercisable or exchangeable for such ADSs or Ordinary Shares (including without limitation, Ordinary Shares, ADSs or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Lock-Up Securities”), or (2) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

The foregoing restrictions shall not apply to (a) transactions relating to the Lock-Up Securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the Restricted Period in connection with subsequent sales of the Lock-Up Securities acquired in such open market transactions, (b) transfers of the Lock-Up Securities as a bona fide gift, (c) (x) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, transfers of the Lock-Up Securities to a corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity which fund or entity is controlled or managed by the undersigned or affiliates of the undersigned, or (y) distributions of the Lock-Up Securities to partners, members or shareholders of the undersigned; provided that (i) in the case of any transfer or distribution pursuant to clause (b) or (c), each donee, transferee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter, (ii) in the case of any transfer pursuant to clause (b), no filing under the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of the Lock-Up Securities, shall be required or shall be voluntarily made during the Restricted Period, (iii) in the case of any transfer or distribution pursuant to clause (c), no filing under the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of the Lock-Up Securities, shall be required or shall be voluntarily made during the Restricted Period, except for filings made pursuant to Rule 13d-2 of the Exchange Act and such filing shall clearly indicate in the footnotes thereto the circumstances of such transfer or distribution, and (iv) in the case of any transfer or distribution pursuant to clause (b) or (c), such transfer or distribution shall not involve a disposition for value, (d) the entry into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the Lock-Up Securities, provided that (i) such plan does not provide for the transfer of the Lock-Up Securities during the Restricted Period and (ii) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan during the Restricted Period, (e) pursuant to a bona fide third-party tender offer that is approved by the Board of Directors of the Company and made to all holders of the Company’s shares involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this letter, or (f) the conversion of the Company’s outstanding preferred shares into Ordinary Shares or ADSs, as described in the Prospectus, provided that any Ordinary Shares or ADSs received upon such conversion shall be subject to the terms of this letter.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s the Lock-Up Securities except in compliance with the foregoing restrictions. The undersigned further confirms that it has furnished the Representatives with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this letter if it had been entered into by the undersigned during the Restricted Period.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

The undersigned understands that the Company and the Underwriters are relying upon this letter in proceeding toward consummation of the Public Offering. The undersigned further understands that this letter is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the ADSs or Ordinary Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering or sell any ADSs or Ordinary Shares at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This letter shall automatically terminate and the undersigned shall be released from all of its obligations hereunder upon the earlier of (i) the date on which the F-1 Registration Statement filed with the SEC with respect to the Public Offering is withdrawn prior to signing the Underwriting Agreement, (ii) the date on which for any reason the Underwriting Agreement is terminated (other than the provisions thereof that survive termination) prior to payment for and delivery of the ADSs to be sold thereunder (other than pursuant to the Underwriters’ option thereunder to purchase additional ADSs), (iii) the date on which the Company notifies the Representatives, in writing and prior to the execution of the Underwriting Agreement, that it does not intend to proceed with the Public Offering and (iv) March 31, 2025, in the event that the Underwriting Agreement has not been executed by such date.

This letter and any claim, controversy or dispute arising under or related to this letter shall be governed by and construed in accordance with the laws of the State of New York. This letter may be delivered via facsimile or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Very truly yours,

Alliance Ventures, B.V.

/s/ Veronique Sarlat-Depotte
By: Veronique Sarlat-Depotte, Authorized Signatory

Boeingavenue 275, 1119 PD, Schiphol-Rijk, the Netherlands